Exhibit 4.2

WARRANT

to Purchase Common Stock of

Cadiz Inc.

Warrant No. A-2
Original Issue Date: November 29, 2016

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Original Issue Date: November 29, 2016 Warrant No. A-2

Warrant

to Purchase 39,409 Shares (Subject to Adjustment) of Common Stock of

Cadiz Inc.

THIS IS TO CERTIFY THAT MILFAM II L.P. (“Investor”), or its registered assigns, is entitled, at any time prior to the Expiration Date to purchase from Cadiz Inc., a Delaware corporation (the “Company”), 39,409 shares (subject to adjustment as provided herein) of the common stock, par value $0.01 per share, of the Company at a purchase price of $0.01 per share (the initial “Exercise Price,” subject to adjustment as provided herein).

This Warrant was issued in connection with that certain Fifth Amendment to Amended and Restated Credit Agreement (the “Fifth Amendment”), dated as of November 29, 2016 (the “Fifth Amendment Effective Date”), by and among the Company, as a borrower, Cadiz Real Estate LLC, as a borrower, Investor, as a lender, the other lenders party thereto, and Wells Fargo Bank, National Association, as agent (the “Agent”), which amended that certain Amended and Restated Credit Agreement (as amended through and including the Fifth Amendment Effective Date, and as subsequently amended from time to time, the “Credit Agreement”) attached to that certain Amendment Agreement, dated as of October 30, 2013, by and among the Company, Cadiz Real Estate LLC, LC Capital Master Fund, Ltd., the lenders party thereto, and the Agent, and is subject to the terms thereof.

1.	DEFINITIONS

As used in this Warrant, the following terms have the respective meanings set forth below, and to the extent such terms have the respective meaning set forth in the Credit Agreement, such terms shall have such meaning as set forth in the Credit Agreement, provided, however, that if such Credit Agreement is expired, terminated or otherwise discharged, such terms shall have the meaning set forth in the Credit Agreement immediately prior to such expiration, termination or discharge:

“10-Day VWAP” shall have the meaning ascribed to such term in the Credit Agreement.

“Affiliate” of, or a Person “Affiliated” with, a specified Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Warrant.

“Aggregation Date” shall have the meaning set forth in Section 5.2 hereof.

“Applicable Rate” shall have the meaning ascribed to such term in the Credit Agreement.

“Appraisal Procedure” means the following procedure to determine the fair market value, as to any security, for purposes of the definition of “Fair Market Value” or the fair market value, as to any other property (in either case, the “Valuation Amount”). The Valuation Amount shall be determined in good faith jointly by the Company and the Holder; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) Business Days), the Valuation Amount shall be determined by the mutual agreement of two (2) independent appraisers, one appointed by the Company and one appointed by the Holder, with each appointed within ten (10) days of the Appraisal Procedure having been first invoked by the Holder. The Company and the Holder shall submit their respective valuations and other relevant data to the appraisers, and the appraisers shall, within twenty (20) days of the later of the two appraisers’ appointment dates, mutually agree to a determination of the Valuation Amount. If such appraisers cannot mutually agree on the Valuation Amount by such date, a third independent appraiser shall be chosen within 10 days of such date by the mutual consent of the first two appraisers. Such third appraiser shall make a determination of the Valuation Amount within twenty (20) days of its appointment. If three (3) appraisers shall have been appointed and made determinations of the Valuation Amount, then the average of the three (3) Valuation Amounts shall be final and binding on the Company and the Holder as the final Valuation Amount, provided, however, that if the determination of one appraiser differs by an amount equal to more than twice that of the middle of the three appraisers’ Valuation Amounts (the “Outlier Appraiser”), then the determination of the Outlier Appraiser shall be excluded from determining the final Valuation Amount and the remaining two appraisers’ determinations of the Valuation Amount shall be averaged and such average shall be final and binding upon the Company and the Holder as the final Valuation Amount. The Company shall pay all of the fees and expenses incurred in conducting the Appraisal Procedure.

“beneficial owner” and “beneficially own” shall have the meaning set forth under Section 13(d) of the Exchange Act.

“Beneficial Ownership Limitation” has the meaning set forth in Section 5.1 hereof.

“Business Day” shall have the meaning ascribed to such term in the Credit Agreement.

“Closing Share and Warrant Issuance Agreement” means that certain Closing Share and Warrant Issuance Agreement by and between the Company and the Investor, dated November 29, 2016.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Common Stock” means the common stock, par value $0.01 per share, of the Company as constituted on the Original Issue Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of any Common Stock upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 4.6 hereof.

“Company” shall have the meaning set forth in the preamble to this Warrant.

“Credit Agreement” shall have the meaning set forth in the preamble to this Warrant.

“Delivery Notice” shall have the meaning set forth in Section 5.1(c) hereof.

“Designated Office” shall have the meaning set forth in Section 9 hereof.

“Dilution Adjustment” shall have the meaning set forth in Section 10.1(a) hereof.

“Dilution Price” shall mean, with respect to each share of Common Stock, $9.05, subject to adjustments described in Sections 4.4, 4.5 and 4.6 hereof.

“DOJ” shall have the meaning set forth in Section 6.4 hereof.

“DTC” shall have the meaning set forth in Section 2.1(b) hereof.

“DWAC” shall have the meaning set forth in Section 2.1(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Exercise Date” shall have the meaning set forth in Section 2.1(a) hereof.

“Exercise Notice” shall have the meaning set forth in Section 2.1(a) hereof.

“Exercise Price” means, in respect of a share of Warrant Stock at any date herein specified, the initial Exercise Price set forth in the preamble of this Warrant, as adjusted from time to time pursuant to Article 4 hereof.

“Expiration Date” means (i) the fifth anniversary of the Original Issue Date, to be extended to allow for delayed exercise and delivery of any Warrant Stock in accordance with Section 5.1(c) hereof, or (ii) if, at the Initial Exercise Date and pursuant to Section 2.1(a) hereof, the Warrant does not become exercisable because no principal or interest amounts are outstanding under the Credit Agreement, the Initial Exercise Date.

“Expiration Warrant Stock” shall have the meaning set forth in Section 5.1(c) hereof.

“Fair Market Value” means (i) as to any Common Stock listed or quoted on a Trading Market, the 10-Day VWAP determined in respect of such primary Trading Market and (ii) as to any Common Stock not listed or quoted on a Trading Market or any other security, (A) the Ten Day Average of the average closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or (B) if there have been no sales on any such exchange such that the foregoing Ten Day Average cannot be calculated, the average of the highest bid and lowest asked prices on all such exchanges at the end of the Business Day immediately prior to the date that Fair Market Value is determined as of, or (C) if on any day such security is not listed any domestic securities exchange such that neither the foregoing Ten Day Average nor the foregoing bid-and-asked price average can be calculated, the average of the highest bid and lowest asked prices at the end of the Business Day immediately prior to the date that Fair Market Value is determined as of in the domestic over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or similar organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions). If neither the foregoing clause (i) nor clause (ii) is applicable, then (i) the “Fair Market Value” of such security as of an applicable determination date shall be as determined in good faith by the Board of Directors of the Company, provided, however, that if shares of such security have been sold in arms-length transactions by the Company within the 90-day period prior to the determination of the Fair Market Value, the Fair Market Value determined pursuant to this sentence shall not be less than the highest price paid for such shares during such period, and (ii) with respect to property other than securities, the “Fair Market Value” of such other property on the applicable determination date shall be as determined in good faith by the Board of Directors of the Company.

“Fifth Amendment” shall have the meaning set forth in the preamble to this Warrant.

“Fifth Amendment Effective Date” shall have the meaning set forth in the preamble to this Warrant.

“Fifth Amendment Warrants” means the Warrant together with all other warrants issued pursuant to the Fifth Amendment.

“FTC” shall have the meaning set forth in Section 6.4 hereof.

“Governmental Authority” shall have the meaning set forth in the Credit Agreement.

“Holder” means with respect to any Warrant or share of Warrant Stock, the Person in whose name the Warrant or Warrant Stock is registered on the books of the Company maintained for such purpose.

“Holder Group” shall have the meaning set forth in Section 5.1(d) hereof.

“HSR Act” shall have the meaning set forth in Section 6.4 hereof.

“Initial Exercise Date” shall have the meaning set forth in Section 2.1(a) hereof.

“Interest Share Issuance” shall have the meaning set forth in the Credit Agreement.

“Investor” shall have the meaning set forth in the preamble to this Warrant.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Maximum Percentage” shall have the meaning set forth in Section 5.1 hereof.

“Original Issue Date” means November 29, 2016, the date on which the Original Warrant was issued by the Company pursuant to the Closing Share and Warrant Issuance Agreement and the Fifth Amendment.

“Original Warrant” means the Warrant as originally issued by the Company pursuant to the Closing Share and Warrant Issuance Agreement and the Fifth Amendment.

“Outlier Appraiser” shall have the meaning set forth in Article 1 hereof.

“Outstanding” means, subject to Section 5.1(d) hereof, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued and actually outstanding shares of Common Stock, except shares then owned or held by or for the account of the Company or any Subsidiary, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authority.

“Reference Price” shall have the meaning set forth in Section 4.1 hereof.

“Related Issuances” shall have the meaning set forth in Section 5.2 hereof.

“Required Holders” means holders of outstanding Fifth Amendment Warrants representing more than 50% of the Warrant Stock issuable upon exercise of such outstanding Fifth Amendment Warrants.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Stockholder Approval” means the approval by the stockholders of the Company for purposes of terminating the issuance cap in respect of shares of Common Stock set forth in Section 5.2 hereof.

“Subsidiary” means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the Outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Ten Day Average” means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the ten Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined.

“Trading Day” means any day that the primary Trading Market on which the Common Stock is listed or quoted is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” shall have the meaning set forth in Section 2.1(b) hereof.

“Valuation Amount” shall have the meaning set forth in Article 1 hereof.

“Warrant Price” means an amount equal to (i) the number of shares of Warrant Stock being purchased upon exercise of this Warrant pursuant to Section 2.1 hereof, multiplied by (ii) the Exercise Price.

“Warrant” means the Original Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, the Original Warrant, or any other like warrant subsequently issued to the Holder. All such foregoing warrants shall at all times be identical as to terms and conditions, except as to the number of shares of Warrant Stock for which they may be exercised and their date of issuance.

“Warrant Stock” means the shares of Common Stock issued, issuable or both (as the context may require) upon the exercise of the Warrant.

2.	EXERCISE OF WARRANT

2.1                 Manner of Exercise.

(a)                If any principal or interest amounts are outstanding under the Credit Agreement on the date that is the one hundred and eightieth (180th) day following the Fifth Amendment Effective Date (the foregoing 180th day, the “Initial Exercise Date”), then from the Initial Exercise Date and at any time before 4:00 P.M., Eastern Standard Time, on the Expiration Date, the Holder of this Warrant may from time to time exercise this Warrant, on any Business Day, for all or any part of the number of shares of Warrant Stock (subject to adjustment as provided herein) purchasable hereunder. In order to exercise this Warrant, in whole or in part, the Holder shall (i) deliver to the Company at its Designated Office a written notice of the Holder’s election to exercise this Warrant (an “Exercise Notice”) substantially in the form attached to this Warrant as Annex A, which Exercise Notice shall be irrevocable and specify the number of shares of Warrant Stock to be purchased, together with this Warrant and (ii) pay to the Company the Warrant Price. The date on which such delivery and payment shall have taken place being hereinafter referred to as the “Exercise Date.” If at the Expiration Date, this Warrant remains exercisable for any Warrant Stock, the Holder shall be deemed to have delivered an Exercise Notice for such remaining Warrant Stock as of the Expiration Date and payment for such Warrant Stock shall be deemed to be made by the Holder pursuant to Section 2.1(c)(i) hereof, unless the Holder notifies the Company otherwise prior to the Expiration Date in respect of such delivery and payment. For the avoidance of doubt, once this Warrant shall become exercisable in accordance with this Section 2.1, any subsequent payment of all remaining principal and interest outstanding under the Credit Agreement shall not affect the ability of the Holder to exercise this Warrant.

(b)               Subject to Article 5 hereof, upon receipt by the Company of such Exercise Notice, surrender of this Warrant and payment of the Warrant Price (in accordance with Section 2.1(c) hereof), the Company shall cause its Transfer Agent to deliver the applicable shares of Warrant Stock, and the Company shall deliver or cause to be delivered cash in lieu of any fraction of a share, to the Holder and register such issued shares of Warrant Stock on the books of the Company as instructed by the Holder in the Exercise Notice. The issued shares of Warrant Stock will be delivered by crediting the account of the Holder’s prime broker (as specified by the Holder to the Company) with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, whereby the Holder’s prime broker shall initiate a DWAC transaction no later than 4:00 p.m. Eastern Standard Time on the third Trading Day following the Exercise Date using its DTC participant identification number, and released by Continental Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”), at the Company’s direction. The Holder shall direct the broker-dealer at which the account or accounts to be credited with the issued shares of Warrant Stock are maintained, which broker/dealer shall be a DTC participant, to initiate a transaction through the DWAC system, instructing the Transfer Agent to credit such account or accounts with such shares of Warrant Stock. Such DWAC instruction shall indicate the settlement date for the deposit of such shares of Warrant Stock, which shall be the Exercise Date. The Company shall direct the Transfer Agent to credit the Holder’s account or accounts with such shares of Warrant Stock pursuant to the information contained in the DWAC instruction. This Warrant shall be deemed to have been exercised and such shares of Warrant Stock shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares of Warrant Stock for all purposes, as of the Exercise Date.

(c)                Subject to Article 5 hereof, payment of the Warrant Price shall be made at the option of the Holder by one or more of the following methods: (i) by delivery of a certified or official bank check or by wire transfer of immediately available funds in the amount of such Warrant Price payable to the order of the Company, (ii) by instructing the Company to withhold a number of shares of Warrant Stock then issuable upon exercise of this Warrant with an aggregate Fair Market Value equal to such Warrant Price, (iii) by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Fair Market Value equal to such Warrant Price, or (iv) any combination of the foregoing. In the event of any withholding of Warrant Stock or surrender of Common Stock pursuant to clause (ii), (iii) or (iv) of this Section 2.1(c) where the number of shares whose Fair Market Value is equal to the Warrant Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount determined in accordance with Section 2.3 hereof. The Holder will receive fully paid and nonassessable shares of Warrant Stock upon any exercise of this Warrant.

(d)               If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the shares of Warrant Stock being issued in accordance with Section 2.1(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Warrant Stock called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(e)                Subject to Section 2.1(d) hereof, the Warrant delivered for exercise, and properly exercised by the Holder, in accordance with Sections 2.1(a)-(c) and Article 5 hereof shall be canceled by the Company.

2.2                 Payment of Taxes. All shares of Warrant Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all Liens. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof.

2.3                 Fractional Shares. The Company shall not be required to issue a fractional share of Warrant Stock upon exercise of the Warrant. As to any fraction of a share that the Holder of the Warrant, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash equal to such fraction multiplied by the Fair Market Value of one share of Common Stock on the Exercise Date.

3.	TRANSFER, DIVISION AND COMBINATION

3.1                 Transfer. Upon compliance with the provisions of this Section 3.1, each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office and compliance with the terms hereof, together with a written assignment of this Warrant in the form of Annex B attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes described in Section 2.2 hereof in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and this Warrant shall promptly be cancelled.

3.2                 Mutilation or Loss. Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement of or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, however, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

3.3                 Division and Combination. Subject to compliance with the applicable provisions of this Warrant, this Warrant may be divided or, following such division, combined with other Warrants upon presentation hereof at the Designated Office, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with the applicable provisions of this Warrant as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.4                 Expenses. The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued hereunder.

3.5                 Maintenance of Books. The Company agrees to maintain, at the Designated Office, books for the registration and transfer of the Warrants.

3.6                 Registration of Warrant Stock. Notwithstanding any termination, amendment, modification or supplement of the Credit Agreement subsequent to the date hereof or, following the Initial Exercise Date, any subsequent payment of all remaining principal and interest outstanding under the Credit Agreement, Section 2.4(h) of the Credit Agreement is hereby incorporated by reference herein as if fully set forth herein as of the date hereof and shall apply mutatis mutandis to this Warrant and the Warrant Stock.

4.	ANTIDILUTION PROVISIONS

The number of shares of Warrant Stock for which this Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth in this Article 4.

4.1                 Upon Issuance of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities without consideration or for consideration per share less than the greater of (x) the Dilution Price in effect immediately prior to the issuance of such Common Stock or securities and (y) the Fair Market Value per share of the Common Stock immediately prior to such issuance (the greater of (x) and (y), the “Reference Price”), then such Exercise Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

(i)                 the Exercise Price in effect immediately prior to the issuance of such Common Stock, options, rights or securities by

(ii)               a fraction of which (x) the numerator shall be the sum of (i) the number of shares of Common Stock Outstanding immediately prior to such issuance and (ii) the number of additional shares of Common Stock which the aggregate consideration for the number of shares of Common Stock so offered would purchase at the Reference Price and (y) the denominator shall be the number of shares of Common Stock Outstanding immediately after such issuance.

4.2                 Upon Acquisition of Common Stock. If the Company or any Subsidiary shall, at any time or from time to time after the Original Issue Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to the Company upon exercise, conversion or exchange) greater than the Fair Market Value per share of Common Stock immediately prior to the earlier of (x) the announcement of such event or (y) such event, then the Exercise Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

(i)                 the Exercise Price in effect immediately prior to such event by

(ii)               a fraction:

(A)	the numerator of which is (1) the product of (a) the number of shares of Common Stock Outstanding and (b) the Fair Market Value per share of Common Stock, in each case immediately prior to such event, minus (2) the aggregate consideration paid by the Company in such event (plus, in the case of such options, rights, or convertible or exchangeable securities, the aggregate additional consideration required to be paid to the Company upon exercise, conversion or exchange), and
(B)	the denominator of which is the product (1) the number of shares of Common Stock Outstanding immediately after such event and (2) the Fair Market Value per share of Common Stock immediately prior to such event.

4.3                 Provisions Applicable to Adjustments. For the purposes of any adjustment of the Exercise Price pursuant to Section 4.1 or 4.2 hereof, the following provisions shall be applicable:

(i)                 In the case of the issuance of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value of the non-cash consideration.

(ii)               In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A)	the aggregate maximum number of shares of Common Stock that potentially may be deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock at any time during the term thereof shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph (i) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
(B)	the aggregate maximum number of shares of Common Stock that potentially may be deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof at any time during the term thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraph (i) above);
(C)	on any increase in the number of shares or decrease in the effective exercise or conversion price of Common Stock deliverable upon exercise of any such options, rights or securities or conversions of or exchanges of such securities, including any change resulting from the anti-dilution provisions thereof, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and
(D)	no further adjustment of the Exercise Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

4.4                 Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock Outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Exercise Price and the Dilution Price shall each be appropriately decreased by multiplying each price by a fraction, the numerator of which is the number of shares of Common Stock Outstanding immediately prior to such increase and the denominator of which is the number of shares of Common Stock Outstanding immediately after such increase in Outstanding shares.

4.5                 Upon Combinations or Reverse Stock Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock Outstanding is decreased by a combination or reverse stock split of the Outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, the Exercise Price and the Dilution Price shall each be appropriately increased by multiplying each price by a fraction, the numerator of which is the number of shares of Common Stock Outstanding immediately prior to such decrease and the denominator of which is the number of shares of Common Stock Outstanding immediately after such decrease in Outstanding shares.

4.6                 Upon Reclassifications, Reorganizations, Consolidations, Mergers or Dispositions of Assets. In the event of any capital reorganization of the Company, any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, stock-split, reverse stock-split or combination of shares), any consolidation or merger of the Company with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock) or sale, transfer or other disposition of all or substantially all of the Company’s property, assets or business to another Person, each Warrant shall after such reorganization, reclassification, consolidation, merger or disposition of assets be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger or disposition of assets, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger or disposition of assets) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation, merger or disposition of assets (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of Article 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (and, for the avoidance of doubt, such adjustments shall include any appropriate adjustment to the Dilution Price to realize the intended economic protection to the Holder of Section 4.1 hereof, as appropriate). The Company shall not effect any such reorganization, reclassification, consolidation, merger or disposition of assets unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger or disposition of assets, shall assume, by written instrument, the obligation to deliver to the Holders of the Warrant such shares of stock, securities or assets, which, in accordance with the foregoing provisions of this Section 4.6, such Holders shall be entitled to receive upon such conversion. The provisions of this Section 4.6 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or dispositions of assets.

4.7                 Other Anti-Dilution Provisions. If the Company has issued or issues any securities of the Company to a financial institution, lender, other credit provider, leasing company or other lessor in connection with the provisions of any financing or lending agreements, containing provisions (including, without limitation, any of the terms of pricing, exercise price, anti-dilution and registration rights) which are more favorable than those set forth herein, the Company will make such provisions (or any more favorable portion thereof) available to the Holder and will enter into amendments necessary to confer such rights on the Holder.

4.8                 Appraisal Procedure. In any case in which the provisions of this Article 4 shall necessitate that the Appraisal Procedure be utilized for purposes of determining an adjustment to the Exercise Price, the Company may defer, until the completion of the Appraisal Procedure and the determination of the adjustment, (i) issuing to the Holder of any Warrant exercised after the date of the event that requires the adjustment and before completion of the Appraisal Procedure and the determination of the adjustment, the shares of capital stock issuable upon such exercise by reason of the adjustment required by such event and issuing to such Holder only the shares of capital stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 2.3 above; provided, however, that the Company shall deliver to such Holder an appropriate instrument or due bills evidencing such Holder’s right to receive such additional shares or such cash.

4.9                 Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.1, 4.2, 4.4, 4.5 and 4.6, the Holders of the Warrants shall thereafter be entitled to purchase upon the exercise thereof, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.10             Increase of Number of Shares Purchasable. After giving effect to all other provisions in this Article 4 other than this Section 4.10, the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be increased when the Exercise Price is adjusted to an amount below the then-existing par value of the Warrant Stock, including successive adjustments to the Exercise Price to an amount further below the then-existing par value. The number of additional shares purchasable upon exercise of this Warrant shall be equal to the number obtained by dividing:

(i)                 The product of (A) the number of shares purchasable upon exercise of the Warrant before application of this Section 4.10 and (B) the difference between the then-existing par value per share of Warrant Stock minus the adjusted Exercise Price, by

(ii)               The difference between the Fair Market Value of the Common Stock on the Exercise Date minus the then-existing par value per share of Warrant Stock.

Concurrently with the foregoing adjustment to the number of additional shares purchasable upon exercise of this Warrant, the Exercise Price shall be adjusted to be the then-existing par value of the Warrant Stock.

4.11             Form of Warrants. Irrespective of any adjustments of the number of shares of Warrant Stock purchasable or of the Exercise Price, the Warrant theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrant issued on the Original Issue Date.

4.12             Changes in Securities. Notwithstanding any provision in this Article 4 to the contrary and without limitation to any other provision contained in this Article 4, in the event any securities of the Company are amended, modified or otherwise altered by operation of this Article 4’s terms or otherwise in any manner whatsoever (including through the anti-dilution provisions thereof) that results in (i) the reduction of the effective exercise, conversion or exchange price of such securities payable upon the exercise for, or conversion or exchange into, Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock and/or (ii) such securities becoming exercisable for, or convertible or exchange into (A) more shares or dollar amount of such securities which are, in turn exercisable for, or convertible or exchangeable into, Common Stock, or (B) more shares of Common Stock, then such amendment, modification or other alteration shall be treated for purposes of Article 4 as if the securities which have been amended, modified or altered have been terminated and new securities have been issued with the amended or modified terms. The Company shall make all necessary adjustments (including successive adjustments if required) to the Exercise Price in accordance with this Article 4, but in no event shall the Exercise Price be greater than it was immediately prior to the application of this Section 4.12 to the amendment, modification or alteration in question.

4.13             Maximum Exercise Price. Except as provided in Section 4.5 above, at no time shall the Exercise Price per share of Warrant Stock exceed the amount set forth in the preamble of this Warrant.

4.14             Exceptions. Notwithstanding anything to the contrary, Article 4 hereof shall not apply to (i) (A) the issuance and exercise of options to purchase shares of Common Stock and (B) the issuance of shares of Common Stock, in each case of the foregoing clause (A) and (B), as made to eligible recipients pursuant to any equity incentive plan duly adopted by the board of directors of the Company in the ordinary course of business, or (ii) any issuance of shares of Common Stock upon conversion of the Company’s convertible debt securities outstanding as of the Business Day immediately preceding the Original Issue Date.

4.15             Notice of Adjustment of Exercise Price. Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Exercise Price is adjusted as provided under Article 4 hereof:

(i)                 the Company shall compute the adjusted Exercise Price in accordance with this Article 4 and shall prepare a certificate signed by the treasurer or chief financial officer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at the Designated Office; and

(ii)               a notice stating that the Exercise Price has been adjusted and setting forth the adjusted Exercise Price shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to the Holder at its last address as it shall appear in the warrant register. If the Board of Directors of the Company makes any determination of Fair Market Value for purposes of determining such proposed adjustment, then, within thirty (30) days of the Holder’s receipt of such notice, the Holder shall have the right to use the Appraisal Procedure to determine Fair Market Value with respect to the entire proposed adjustment.

4.16             Independent Application. Except as otherwise provided herein, all sections of this Article 4 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one section of this Article 4, all applicable sections shall be given independent effect without duplication.

5.	BENEFICIAL OWNERSHIP LIMITS; ISSUANCE CAP

5.1                 Beneficial Ownership Limitation.

(a)                Notwithstanding anything to the contrary contained herein, the Holder shall not receive shares of Warrant Stock upon exercise of the Warrant to the extent (but only to the extent) that such exercise or receipt would cause the Holder Group to become, directly or indirectly, a beneficial owner of a number of shares of Common Stock that exceeds the Maximum Percentage of Common Stock Outstanding as of the Exercise Date (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation (i) may be increased or decreased, in the Holder’s sole discretion, upon 61 days’ written notice to the Company by the Holder, provided, however, that in no event shall the Holder increase such Beneficial Ownership Limitation to raise the Maximum Percentage in excess of 19.99% as of any date of shares of Common Stock Outstanding from the date hereof through the Expiration Date and (ii) shall automatically be increased to a Maximum Percentage of 19.99% on the date that is 15 days prior to the Expiration Date.

(b)               At the time of delivery of any Exercise Notice, the Holder shall notify the Company if, and only if, a Holder Group would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation upon giving effect to such Exercise Notice. For the avoidance of doubt, upon any failure by the Holder to deliver such notice, any subsequent purported delivery in such instance of Warrant Stock shall be void and have no effect pursuant to Section 5.1(c) hereof.

(c)                Any purported delivery of Warrant Stock pursuant to Section 2.1(b) hereof, and any purported payment by the Holder of the Warrant Price pursuant to Section 2.1(a) and 2.1(c) hereof, in connection with the exercise of the Warrant shall be void and have no effect to the extent (but only to the extent) that such delivery would violate the Beneficial Ownership Limitation. If any delivery of Warrant Stock owed to the Holder following exercise of the Warrant is not made, in whole or in part, as a result of the Beneficial Ownership Limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Warrant Stock as promptly as practicable after the Holder gives written notice to the Company that such delivery would not violate the Beneficial Ownership Limitation (the “Delivery Notice”), provided, however, that (i) the Holder shall be deemed to have exercised this Warrant in respect of any such delayed Warrant Stock (other than at the Expiration Date) as of the date of the applicable Delivery Notice and (ii) for the avoidance of doubt, Article 4 hereof and Article 10 hereof shall remain in full force and effect for such period of delay, and provided, further, however, that at the Expiration Date and in accordance with the deemed Exercise Notice under Section 2.1(a) hereof, if, without giving effect to the Beneficial Ownership Limitation, the Warrant would be exercisable for any Warrant Stock, (i) the Holder shall be entitled to receive from the Company any such remaining Warrant Stock under the terms of this Warrant until such time as the Beneficial Ownership Limitation would not prohibit such delivery (such Warrant Stock at the Expiration Date, the “Expiration Warrant Stock”), (ii) the Holder shall be deemed to have exercised this Warrant in respect of all such Expiration Warrant Stock as of the date of such Holder’s receipt from the Company of the Expiration Warrant Stock (which exercise shall be subject to Article 4 hereof but not be subject to Sections 4.1 through 4.3 hereof) and (iii) for the avoidance of doubt, Article 10 hereof shall remain in full force and effect for the period until the delivery of the Expiration Warrant Stock.

(d)               For purposes of this Section 5.1, (i) the term “Maximum Percentage” shall mean 4.99%; provided, however, that if at any time after the date hereof the Holder Group beneficially owns in excess of 4.99% of the Outstanding Common Stock (excluding any Common Stock that could be acquired by exercise of this Warrant), then the Maximum Percentage shall automatically increase to 9.99% so long as any Holder Group owns in excess of 4.99% of such Common Stock (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the time when no Holder Group beneficially owns in excess of 4.99% of such Outstanding Common Stock); and (ii) the term “Holder Group” shall mean any group in respect of Common Stock, where “group” has the meaning established under Section 13(d) of the Exchange Act and the rules promulgated thereunder, if the Holder or any other Person having beneficial ownership of Common Stock beneficially owned by the Holder is a member of such group. In determining the number of shares of Common Stock Outstanding for purposes of this Section 5.1 and the number of shares that the Holder may at any time acquire pursuant to the Beneficial Ownership Limitation and the other terms of this Section 5.1, the Holder shall give effect to the last sentence of Rule 13d-3(d)(1)(i) as promulgated under the Exchange Act, and the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon written or oral request of the Holder, the Company shall, within two (2) Business Days of such request, confirm orally and in writing to the Holder the number of shares of Common Stock then Outstanding. For the avoidance of doubt, if at any time after the Initial Exercise Date and through the Expiration Date, any Holder Group would become the beneficial owner of any shares of Common Stock pursuant to an Interest Share Issuance to such Holder Group, the effect of the Beneficial Ownership Limitation in respect of Warrant Stock shall be determined after giving effect to the beneficial ownership of such shares of Common Stock pursuant to an Interest Share Issuance pursuant to Section 2.4(f) of the Credit Agreement for purposes of effectuating such intended beneficial ownership limitation under the Credit Agreement. The provisions of this Section 5.1 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation.

5.2                 Issuance Cap. Unless Stockholder Approval has been previously obtained, in the event that any issuance of Warrant Stock upon the exercise of this Warrant would, together with (i) any other issuance of shares of Common Stock by the Company to any holder of any Fifth Amendment Warrant and/or (ii) any issuance of shares of Common Stock pursuant to an Interest Share Issuance that would, in each case, be aggregated with such proposed issuance under this Warrant for determining whether such issuances collectively would require approval by a vote of Company stockholders under the applicable listing rules of the Nasdaq Global Market, any successor stock exchange operated by the NASDAQ Stock Market LLC or any successor thereto (such other issuances in the foregoing clauses (i) and (ii), the “Related Issuances”), exceed 19.99% of the Common Stock Outstanding on May 24, 2016 (the “Aggregation Date”), the Holder shall receive only a number of shares of Common Stock, rounded down to the nearest whole number, equal to (A) the maximum number of shares of Common Stock which could be issued to the Holder and any other recipients of any then-proposed Related Issuances in the aggregate without the Related Issuances exceeding 19.99% of the Common Stock Outstanding on the Aggregation Date (such maximum number calculated by giving effect to any then-proposed Related Issuances in connection with any Interest Share Issuance last) multiplied by a ratio equal to (B) (1) the number of shares of Common Stock that would be otherwise received by the Holder under this Warrant divided by (2) the number of all of the shares of Common Stock that would be otherwise received by the Holder under this Warrant and the recipients of any then-proposed Related Issuances in the aggregate. To the extent the Holder is entitled to receive from the Company a number of shares of Warrant Stock reduced by this Section 5.2, the Company shall pay to the Holder, in satisfaction of the Company’s obligation to deliver such Warrant Stock, a cash amount equivalent to the Fair Market Value, determined as of the Exercise Date, of the number of shares of Warrant Stock by which such exercise was reduced within three (3) Business Days of the Exercise Date.

6.	NO IMPAIRMENT; REGULATORY COMPLIANCE AND COOPERATION

6.1                 No Impairment. The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Warrant Stock upon the exercise of this Warrant, free and clear of all Liens, and shall use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. The Company shall not take any action, enter into any transaction or suffer to exist any event, action or state of facts that would cause the Exercise Price to be adjusted below the then existing par value of Common Stock (unless the Common Stock is changed to capital stock with no par value); provided, however, that nothing herein will prevent the operation of any other provision of this Warrant, including the anti-dilution provisions of Article 4 hereof.

6.2                 No Dilution. If any event shall occur as to which the provisions of Article 4 hereof are not strictly applicable but the failure to make any adjustment would adversely affect the purchase rights represented by the Warrant in accordance with the essential intent and principles of such Article (including, without limitation, the issuance of securities other than Common Stock which have the right to participate in distributions to the holders of Common Stock, the granting of “phantom stock” rights or “stock appreciation rights”), then, in each such case, the Company shall, upon the request of any Holder, appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, Affiliates or stockholders do not) have a direct or material indirect financial interest in the Company or any of its Subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Company, is not (and none of its directors, officers, employees, Affiliates or stockholders are) a promoter, director or officer of the Company or any of its Subsidiaries, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Article 4 hereof, necessary to preserve, without dilution, the purchase rights, represented by this Warrant. Prior to such determination by such investment banking firm, the Company and the requesting Holder(s), respectively, shall specify the amount, if any, of the adjustment that such party has determined in good faith to be appropriate. The adjustment determined by the investment banking firm shall be within the range of the adjustments thus proposed by the parties, and the costs and fees of such investment banking firm shall be allocated proportionately between the Company, on one hand, and the Holder, on the other, based on the respective differences between the amount of the adjustment as determined by such investment banking firm and the amounts of such adjustment proposed by the Company and the Holder. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Warrants and shall make the adjustments described therein.

6.3                 Other Agreements. The Company is not a party to or bound in any manner under, and covenants that it will not enter into at any time after the date hereof, any agreement or contract (whether written or oral) with respect to any of its securities which prevents the Company from complying in any respect with the rights granted by the Company hereunder.

6.4                 Antitrust Notification. If the Holder determines, in its sole judgment upon the advice of counsel, that an exercise of this Warrant pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file, within seven (7) Business Days after receiving notice from the Holder of the applicability of the HSR Act and a request to so file, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form and any supplemental information required to be filed by it pursuant to the HSR Act in connection with the exercise of this Warrant. Any such notification and report form and supplemental information will be in full compliance with the requirements of the HSR Act. The Company will furnish to the Holder promptly (but in no event more than five (5) business days) such information and assistance as such holder may reasonably request in connection with the preparation of any filing or submission required to be filed by the Holder under the HSR Act. The Company shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ (and in no event more than three (3) business days after receipt of such inquiry or request). The Company shall keep such holder apprised periodically and at such holder's request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Company shall bear all filing or other fees required to be paid by the Company under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Company in connection with the preparation of such filings and responses to inquiries or requests. The Company shall also bear 50% of all filing or other fees required to be paid by the Holder (or the “ultimate parent entity” of the Holder, if any) under the HSR Act or any other applicable law in connection with such filings and 50% of all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Holder in connection with the preparation of such filings and responses to inquiries or requests, and the Holder shall bear the remaining 50% of such fees, costs and expenses. In the event that this Section 6.4 is applicable to any exercise of this Warrant, the issuance to the Holder of the applicable Warrant Stock Shares, and the payment by the Holder of the Warrant Price therefor, shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the Exercise Date being deemed to be the date immediately following the date of such expiration or early termination).

7.	RESERVATION AND AUTHORIZATION OF COMMON STOCK

7.1                 Reservation. The Company shall at all times reserve and keep available for issuance upon the exercise of the Warrant such number of its authorized but unissued shares of Common Stock as will be required for issuance of the Warrant Stock. All shares of Warrant Stock issuable pursuant to the terms hereof, when issued upon exercise of this Warrant with payment therefor in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Liens. Before taking any action that would result in an adjustment in the number of shares of Warrant Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action. If any shares of Warrant Stock required to be reserved for issuance upon exercise of the Warrant require registration or qualification with any Governmental Authority under any federal or state law (including the Securities Act and state securities laws) before such shares may be so issued, the Company will use its commercially reasonable efforts to register and qualify such shares as soon as practicable and at its expense.

7.2                 Corporate Action. Before taking any action that would cause an adjustment reducing the Exercise Price below the then-par value (if any) of the shares of Warrant Stock deliverable upon exercise of the Warrant or that would cause the number of shares of Warrant Stock issuable upon exercise of the Warrant to exceed (when taken together with all other Outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue the full number of fully paid and nonassessable shares of Warrant Stock issuable upon exercise of the Warrant at such adjusted exercise price.

8.	NOTICE OF CORPORATE ACTIONS; TAKING OF RECORD; TRANSFER BOOKS

8.1                 Notices of Corporate Actions.

In case:

(a)                the Company shall grant to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class; or

(b)               the Company shall declare to the holders of its Common Stock any dividend or distribution; or

(c)                of any reclassification of the Common Stock (other than a subdivision or combination of the Outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d)               of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

(e)                the Company or any Subsidiary shall commence a tender offer for all or a portion of the Outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor); or

(f)                the Company or any Subsidiary takes any action or any event or circumstance occurs that impacts the rights of a Holder set forth herein or in the Credit Agreement, as applicable;

then the Company shall cause to be filed at the Designated Office, and shall cause to be mailed to the Holder at its last addresses as they shall appear in the warrant register, at least 30 days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of the amendment thereto). Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Exercise Price and the number and kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon exercise of the Warrants. Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (a) through (e) of this Section 8.1.

8.2                 Taking of Record. In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day.

8.3                 Closing of Transfer Books. The Company shall not at any time close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

9.	OFFICE OF THE COMPANY

9.1                 As long as the Warrant remains outstanding, the Company shall maintain an office or agency, which may be the principal executive offices of the Company (the “Designated Office”), where the Warrant may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. Such Designated Office shall initially be the office of the Company at 550 South Hope Street, Suite 2850, Los Angeles, California 90071. The Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to any registered Holders at least ten (10) Business Days prior to the effective date of such change.

10.	DILUTION ADJUSTMENT

10.1             Dilution Adjustment.

(a)                In the event that any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the Holder as of the record date established by the Board of Directors of the Company for such dividend or distribution on the Common Stock shall be entitled to receive a fee (the “Dilution Adjustment”) in an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such Holder would have received had the Warrant been exercised as of the date immediately prior to the record date for such dividend or distribution, such Dilution Adjustment to be payable on the same payment date established by the Board of Directors of the Company for the payment of such dividend or distribution; provided, however, that if the Company declares and pays a dividend or distribution on the Common Stock consisting in whole or in part of Common Stock, then no such Dilution Adjustment shall be payable in respect of the Warrant on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu thereof the applicable adjustment in Article 4 hereof shall apply. The record date for any such Dilution Adjustment shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Dilution Adjustment shall be payable to the Persons in whose name the Warrant is registered at the close of business on the applicable record date.

(b)               No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment was made pursuant to Article 4 hereof), unless the Dilution Adjustment, payable in the same consideration and manner, is simultaneously paid or provided for, as the case may be, in respect of this Warrant in an amount determined as set forth in this Section 10.1. For purposes of this Warrant, the term “dividends” shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options and/or securities in connection with a spin-off of the Company) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings other than liquidation.

(c)                Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as the Dilution Adjustment in respect of the Warrant.

11.	MISCELLANEOUS

11.1             No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.2             Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter) or transmitted by email:

(a)                If to the Holder:

MILFAM II L.P.
3300 S. Dixie Highway, Suite 1-365
West Palm Beach, FL 33405
Attention: Eric Fangmann
Facsimile No.: (619) 923-2908
Telephone No.: (561) 287-5399
Email: info@limadvisory.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
Attention: Steve Warren
Facsimile No.: (213) 430-6407
Telephone No.: (213) 430-7875, or

(b)               If to the Company:

Cadiz Inc.
550 South Hope Street, Suite 2850
Los Angeles, California 90071
Attention: Chief Financial Officer
Facsimile No.: 213-271-1614
Email: tshaheen@cadizinc.com

with a copy to (which shall not constitute notice):

Mitchell Silberberg & Knupp LLP
11377 W. Olympic Blvd.

Los Angeles, CA 90065
Facsimile No.: (310) 312-3100
Attention: Kevin Friedmann, Esq.
Email: kxf@msk.com

or at such other address as the parties each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Warrant be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, upon transmission of email if transmitted by email, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

11.3             Indemnification. If the Company fails to make, when due, any payments provided for in this Warrant, the Company shall pay to the Holder (a) interest at the Applicable Rate on any amounts due and owing to such Holder and (b) such further amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees and expenses incurred by such Holder in collecting any amounts due hereunder. The Company shall indemnify, defend and hold harmless the Holder and the Holders of any Warrant Stock issued upon the exercise of this Warrant from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from any default hereunder by the Company or the enforcement of its rights hereunder as against the Company. This indemnification provision shall be in addition to the rights of such Holder or Holders to bring an action against the Company for breach of contract based on such default hereunder.

11.4             Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Warrant Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Stock other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company and nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

11.5             Remedies. The Holder of the Warrant and/or Warrant Stock, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

11.6             Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and to the extent applicable, all Holders of shares of Warrant Stock issued upon the exercise hereof (including transferees), and shall be enforceable by any such Holder.

11.7             Amendment. The prior written consent of the Company and the Required Holders shall be required for any change, waiver or amendment to this Warrant. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Warrant and any other Fifth Amendment Warrants; provided, however, that no such change, waiver or amendment, as applied to any of the Fifth Amendment Warrants held by any particular holder of Fifth Amendment Warrants, shall, without the written consent of that particular holder, (i) disproportionately and materially adversely affect any rights under such particular holder’s Fifth Amendment Warrant (other than as reflected by the different number of shares of Warrant Stock issuable to such holder); or (ii) modify any of the provisions of, or impair the right of any holder of Fifth Amendment Warrants under, this Section 11.7. This Warrant cannot be changed, modified, discharged or terminated by oral agreement.

11.8             Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

11.9             Headings. The headings and other captions in this Warrant are for the convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Warrant.

11.10         Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

11.11         Jurisdiction. Each of the Company and the Holder hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Warrant, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the Supreme Court of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, agrees that service of process in any such action or proceeding may be effected by delivery of notice pursuant to Section 11.2 hereof and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

11.12         Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS WARRANT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE COMPANY AND THE HOLDER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAUSE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANY AND THE HOLDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE COMPANY AND THE HOLDER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION 11.12, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION 11.12.

11.13         Entire Agreement. This Warrant contains the entire agreement with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, with respect to the subject matter hereof.

11.14         Originals. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original copy of this Warrant.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Original Issue Date.

CADIZ INC.

By: /s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Title: CFO

ANNEX A TO THE WARRANT

EXERCISE NOTICE

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of ______ shares of Common Stock of Cadiz Inc. and herewith makes payment therefor in __________, all at the price and on the terms and conditions specified in this Warrant and requests that the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of, and delivered to, as applicable, _________________, whose address is __________________________________ ____________________________________________________________________, and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

TO DELETE THE FOLLOWING BRACKETED LANGUAGE IF INAPPLICABLE AT EXERCISE DATE:[The undersigned hereby notifies Cadiz Inc. that a Holder Group would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation set forth in this Warrant upon giving effect to this Exercise Notice. Pursuant to such limitation, Cadiz Inc. shall give effect to this Exercise Notice in accordance with such limitation as of [INSERT DATE], the date hereof].

_______________________________
(Name of Registered Owner)

_______________________________
(Signature of Registered Owner)

_______________________________
(Street Address)

_______________________________
(City) (State) (Zip Code)

NOTICE:	The signature on this Exercise Notice must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

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ANNEX B TO THE WARRANT

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby assigns unto the assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

Name and Address of Assignee	No. of Shares of Common Stock

and does hereby irrevocably constitute and appoint ________ _____________ attorney-in-fact to register such transfer onto the books of Cadiz Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:	Witness

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

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